Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Spero Therapeutics, Inc. of our report dated March 30, 2023 relating to the financial statements, which appears in Spero Therapeutics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
November 13, 2023